Exhibit 99.1

Media: Brian Dowling (925) 467-3787
Analysts: Julie Hong (925) 467-3832

Safeway Appoints New Board Member

December 1, 2004 — Safeway Inc. today announced the appointment of Raymond G. Viault to the company’s board of directors. Mr. Viault, retired vice chairman of General Mills, Inc., will replace Hector Ley Lopez who is retiring from the board on December 15, 2004.

“We are pleased to have Ray join our board,” said Steven A. Burd, chairman, president and chief executive officer of Safeway. “His extensive brand marketing experience in the consumer packaged goods industry will be a valuable resource for us as we expand and enhance our own branding efforts.”

When Mr. Viault retired from General Mills earlier this year, he had overall responsibility for four operating divisions – Meals, Pillsbury USA, Baking Products and Bakeries & Foodservice. He also served on the supervisory board of Cereal Partners Worldwide, General Mills’ joint venture with Nestlé S.A. Mr. Viault joined General Mills as vice chairman in 1996 with oversight of the international businesses and company-wide financial activities. In 1998 his responsibilities expanded to include several domestic divisions, and in 2001 he led the integration planning process when General Mills acquired Pillsbury. Before joining General Mills, Mr. Viault had a 20-year career with Kraft General Foods, serving in a variety of senior marketing and general management positions, including president of Maxwell House Coffee Co. In his final assignment, as chief executive officer of Kraft Jacobs Suchard, based in Switzerland, he was responsible for its businesses throughout Europe, the Middle East and Africa.

Mr. Viault graduated from Brown University and holds an MBA in Marketing from the Columbia School of Business. He is also a director of Newell Rubbermaid Inc. and VF Corporation.

Mr. Lopez is general director of Casa Ley, S.A. de C.V., a food and general merchandise retailer in western Mexico in which Safeway holds a 49% interest. “We gratefully acknowledge Hector’s service on our board over the past four years,” said Mr. Burd. “Fortunately, because of our investment in Casa Ley, we will continue to benefit from his expertise in marketing to the important, growing Hispanic segment of our customer base in the U.S.”

With the addition of Mr. Viault, eight of the nine members of Safeway’s board are independent, non-employee directors.

Safeway is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,815 stores in the United States and Canada and had annual sales of $35.6 billion in 2003. Safeway’s common stock is traded on the New York Stock Exchange under the symbol SWY.

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